Exhibit 99.1

[MATRIX LOGO]

FOR IMMEDIATE RELEASE

MATRIX SERVICE REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2005;

MAINTENANCE AND REPAIR REVENUES GROW

TULSA, OK – October 7, 2004 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today reported its financial results for the first quarter, ended August 31, 2005. Total revenues for the quarter were $84.9 million vs. $158.8 million recorded in the first quarter a year ago.

Net loss for the first quarter of fiscal 2005 was $0.9 million, or $0.05 per fully diluted share, vs. net income of $3.9 million, or $0.22 per fully diluted share, in the first quarter a year ago. EBITDA (1) for the first quarter of fiscal 2005 was $1.1 million, compared to $8.7 million for the same period last year. Gross margins on a consolidated basis for the current quarter were 7.9% vs. 8.8% reported in the same quarter a year ago. The narrowing of the gross margin resulted from the lower revenue base available for fixed cost absorption.

Revenues from the Repair and Maintenance segment climbed 14.9% to $40.6 million from $35.4 million in the first quarter of fiscal 2004 resulting from continued strong turnaround activity, which increased 63.2% in fiscal 2005 vs. last year. Gross margins in the Repair and Maintenance segment widened to 9.7% from 9.1% in the same period last year, as the result of a higher volume of refinery turnarounds. These improvements were tempered by softness in our Eastern operations’ maintenance and repair revenues.

Matrix experienced softness in the Construction Services segment, as the two large power projects executed last fiscal year were not replaced dollar-for-dollar in the first quarter of fiscal 2005. Revenues for the Construction Services segment fell 64.1% to $44.3 million from $123.4 million in the first quarter of fiscal 2004. Construction Services’ gross margins narrowed to 6.3% from 8.7% in the first quarter last year, primarily as a result of the lower revenue base available for fixed cost absorption. Matrix also incurred interest and legal expenses of $1.1 million, or $0.04 per fully diluted share, related to collection issues previously disclosed as well as $0.2 million for incremental outside costs related to compliance with Section 404 of the Sarbanes Oxley Act of 2002.

Brad Vetal, president and CEO of Matrix Service, said, “The softness experienced in the first quarter was more severe than anticipated, as our client base remained reluctant to take equipment out of service due to continued strong demand for product and storage capacity. The cost reduction strategies initiated at the end of fiscal 2004, which have reduced the fixed cost structure over $3.0 million annually, resulted in a one-time charge to first quarter earnings of $0.5 million, or $0.02 per fully diluted share, consisting mostly of severance costs. We were pleased with the strengthening of our Repair and Maintenance segment at the end of the first quarter and see a trend of increasing revenues in the upcoming quarters. Our backlog continues to increase and stood at $142.9 million, as of August 31, 2005 compared to $106.1 million at May 31, 2004.”

Matrix Service has retained a financial advisor to assist in refinancing the $20 million term loan that matures on August 31, 2005. The company anticipates having replacement financing in place by November 30, 2004.

(1)	The Company uses EBITDA (earnings before net interest, income taxes, depreciation and amortization) as part of its overall assessment of financial performance by comparing EBITDA between accounting periods. Matrix believes that EBITDA is used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses. EBITDA should not be considered as an alternative to net income (loss) or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”). A reconciliation of EBITDA to net income (loss) is included at the end of this release.

Vetal added, “Although we are only one quarter into the new fiscal year, a number of factors are making our ability to provide yearly guidance very difficult. While we expect continued growth in repair and maintenance as well as improved construction services’ margins in our existing backlog, we remain uncertain about the timing of the large capital construction projects we are following. Delays in the start of these projects would result in a shortfall of construction service revenue in this fiscal year prolonging the current underabsorbtion of fixed costs. In addition, the more conservative approach we have taken to negotiating terms and conditions implemented in light of our prior year challenges is beginning to cost us some opportunities. We believe the strategy is sound though the short-term impact will make attaining our previous earnings guidance less likely. As a result, we believe a reduction of our guidance to $0.45 to $0.55 per fully diluted share on revenue of $425 to $475 million from our prior guidance of $0.60 to $0.70 per fully diluted share is appropriate.”

In conjunction with the press release, Matrix Service will host a conference call with Brad Vetal, president and CEO, and Les Austin, vice president and chief financial officer. The call will take place today at 11:00 am (EST)/10:00 am (CST) today and will be simultaneously broadcast live over the Internet at www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of the live call.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For More Information:	Investors:
Les Austin	Trúc N. Nguyen
Vice President Finance and CFO	VP, Investor Relations
Matrix Service Company	Stern & Co.
918/838-8822	212/888-0044
laustin@matrixservice.com	tnguyen@sternco.com

Matrix Service Company

1st Quarter Results of Operations

($ Amounts in thousands)

	Construction Services	Repair & Maintenance Services	Other	Combined Total
Three Months Ended August 31, 2004

Gross revenues	$46,779	$40,757	$—	$87,536
Less: Inter-segment revenues	(2,453)	(144)	—	(2,597)

Consolidated revenues	44,326	40,613	—	84,939
Gross profit	2,792	3,922	—	6,714
Operating income (loss)	(968)	549	(175)	(594)
Income (loss) before income tax expense	(1,535)	207	(175)	(1,503)
Net income (loss)	(917)	129	(104)	(892)

Segment assets	121,767	57,660	28,263	207,690
Capital expenditures	88	88	216	392
Depreciation and amortization expense	881	851	—	1,732

Three Months Ended August 31, 2003

Gross revenues	$126,395	$35,408	$—	$161,803
Less: Inter-segment revenues	(2,988)	(53)	—	(3,041)

Consolidated revenues	123,407	35,355	—	158,762
Gross profit	10,714	3,224	—	13,938
Operating income	6,098	1,001	—	7,099
Income before income tax expense	5,713	791	—	6,504
Net income	3,398	467	—	3,865

Segment assets	83,704	36,007	82,250	201,961
Capital expenditures	288	652	319	1,259
Depreciation and amortization expense	910	653	—	1,563

Matrix Service Company

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended
	August 31, 2004	August 31, 2003
	(unaudited)
Revenues	$84,939		$158,762
Cost of revenues	78,225		145,681
Net earnings of joint venture	—		857

Gross profit	6,714		13,938
Selling, general and administrative costs	7,133		6,841
Restructuring, impairment and abandonment	175		(2)

Operating income (loss)	(594)		7,099

Other income (expense):
Interest expense	(901)		(672)
Interest income	—		11
Other	(8)		66

Income (loss) before income tax expense	(1,503)		6,504

Provision for federal, state and foreign income tax expense	(611)		2,639

Net income (loss)	$(892)	$	$$3,865

Earnings per share of common stock:
Basic	$(0.05)		$0.24
Diluted	$(0.05)		$0.22

Weighted average number of common shares:
Basic	17,269,958		16,183,598
Diluted (includes dilutive effect of stock options)	17,269,958		17,329,840

Matrix Service Company

Consolidated Balance Sheets

(in thousands)

	August 31, 2004	May 31, 2004
ASSETS:	(unaudited)

Current assets:
Cash and cash equivalents	$1,146	$752
Accounts receivable, less allowances (August 31 - $1,034, May 31 - $1,037)	75,940	88,336
Costs and estimated earnings in excess of billings on uncompleted contracts	22,534	24,221
Inventories	5,500	4,584
Income tax receivable	2,234	3,220
Deferred income taxes	1,487	1,493
Prepaid expenses	3,532	2,368

Total current assets	112,373	124,974

Property, plant and equipment at cost:
Land and buildings	25,169	24,518
Construction equipment	31,498	31,294
Transportation equipment	12,636	12,445
Furniture, fixtures and office equipment	8,798	8,743
Construction in progress	536	1,593

	78,637	78,593

Less accumulated depreciation	34,309	32,939

Net property, plant and equipment	44,328	45,654

Goodwill	49,741	49,666
Other assets	1,248	1,253

Total assets	$207,690	$221,547

Matrix Service Company

Consolidated Balance Sheets

(in thousands, except share data)

	August 31, 2004	May 31, 2004
	(unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$35,389	$27,528
Billings on uncompleted contracts in excess of costs and estimated earnings	12,812	13,388
Accrued insurance	2,187	2,152
Other accrued expenses	6,901	11,264
Current portion of long-term debt	24,802	4,893
Current portion of acquisition payable	1,858	1,835

Total current liabilities	83,949	61,060
Long-term debt	27,781	64,209
Acquisition payable	5,686	5,614
Deferred income taxes	4,838	4,949

Stockholders’ equity:
Common stock—$.01 par value; 30,000,000 shares authorized and 19,285,276 shares issued as of August 31, 2004 and May 31, 2004	193	193
Additional paid-in capital	56,262	56,101
Retained earnings	34,674	35,585
Accumulated other comprehensive loss	(229)	(395)

	90,900	91,484

Less: Treasury stock, at cost – 1,968,950 and 2,084,950 shares as of August 31, 2004 and May 31, 2004, respectively	(5,464)	(5,769)

Total stockholders’ equity	85,436	85,715

Total liabilities and stockholders’ equity	$207,690	$221,547

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Non-GAAP Financial Measure

A reconciliation of EBITDA to GAAP financial information follows:

	Three Months Ended August 31
	2004	2003
	(unaudited) (in thousands)
Net Income (Loss)	$(892)	$3,865
Interest Expense, net Provision (benefit) for income taxes	901 (611)	661 2,639
Depreciation and amortization	1,732	1,563

EBITDA	$1,130	$8,728

The $7.6 million (87.1%) decrease in EBITDA was primarily the result of lower earnings in the three months ended August 31, 2004 as compared to the three months ended August 31, 2003.

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